UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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[X] Soliciting Material under § 240.14a–12

180 DEGREE CAPITAL CORP.
(Name of registrant as specified in its charter)

MARLTON PARTNERS, L.P.
MARLTON PARTNERS GP, LLC
MARLTON, LLC
JAMES C. ELBAOR
AARON T. MORRIS
GABRIEL D. GLIKSBERG
ATG FUND II LLC
ATG CAPITAL MANAGEMENT, LLC

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[  ]    Fee paid previously with preliminary materials.
[  ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Martlon Partners, L.P., together with the other participants named herein (collectively, “Marlton”), intends to file with the Securities and Exchange Commission a preliminary proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2025 annual meeting of shareholders of 180 Degree Capital Corp., a New York corporation (the “Issuer”).

On December 17, 2024, Marlton and its affiliates issued the following press release and public letter to shareholders:

Marlton LLC 1210 North Astor Street, 2b Chicago, IL 60610 P: (214) 405-4141

Marlton Partners L.P. Open Letter to Shareholders of 180 Degree Capital Corp.
(“TURN” or the “Company)

For immediate release
17 December 2024

“I am keenly aware of the expectations you have for 180 Degree Capital. You will judge our success based on the path of our stock price. We will do the same.”
Kevin Rendino in 1st Quarter 2017 Earnings Release

“How should we measure success? Appreciation of the price of our stock”
1st Quarter 2017 Earnings Call Presentation, slide 4

“This is a marathon, not a sprint. While we are pleased with our start, our work is just beginning. As I have said before, my primary goal as CEO of 180 is to substantially increase our share price. We aren’t there yet, but we are on our way.”
Mr. Rendino in 2nd Quarter 2017 Earnings Release

“Management is 100% aligned with shareholders, we must increase the price of our stock be truly successful.”
Earnings presentations from 2nd Quarter 2017 to 4th Quarter 2019

“The goal of TURN is to return sizable gains to investors over a cycle.”
Mr. Rendino’s 3rd Quarter 2022 Letter

“The only thing we truly care about is the return of TURN stock.”
            Mr. Rendino’s 4th Quarter 2022 Letter

Dear Fellow Shareholders,

Since Kevin Rendino became the Chair and CEO of 180 Degree Capital Corp. (“TURN” or “Company”) in 2017, net asset value has fallen -37.3%.1 Meanwhile, TURN’s self-selected benchmarks, the Russell Microcap, Russell Microcap Value, and Russell 2000 Indices, are up +59.2%, +70.5%, +82.1%, respectively.2 By the end of November 2024, the fund’s discount to net asset value (“NAV”) stood at -26%.3

Eliminating this discount would immediately create over $12.5 million in value for the Company’s shareholders on a traded market capitalization of $36m.4

Marlton Partners L.P. (together with its affiliates, “Marlton” or “we”) first engaged with TURN in October of 2023, suggesting to Mr. Kevin Rendino, CEO and Chairman, and Mr. Daniel B. Wolfe, President, that the Company implement a Discount Management Program (“Program”).5 At the core of our proposal was a Conditionally Triggered Tender Offer, which would guarantee shareholders an exit in cash at or near NAV by a tender offer for 12.5% - 25% of issued share capital should the discount to NAV be greater than a reasonable threshold. This would provide shareholders with a fair opportunity to realize value, yet the Company responded with an evasive, non-committal program that fails to obligate or guarantee shareholder capital returns at NAV.

On August 27th, 2024 we requested a meeting with Lead Independent Director, Mr. Parker A. Weil, but this was ignored. We think it is telling that no current independent director has purchased stock over the past 2,315 days—6 years—save for Mr. Richard P. Shanley’s modest purchase of 2,000 shares, one year ago, on November 15th, 2023.6

The market has had more than seven years to assess the impact of Mr. Rendino and this Board. The results are clear: absentee oversight has failed shareholders. This failure underscores the urgent need for fresh perspectives, true boardroom independence, and a clear, binding commitment to return capital to shareholders at NAV. Without these changes, TURN's persistent underperformance and widening discount to NAV are unlikely to be resolved.

To explain the magnitude of value destruction driven by his ‘boom and bust’ investment approach, coupled with his refusal to return capital, Mr. Rendino has chosen to invent an imaginary bear market in TURN’s asset class. As recently as November 15th 2024, Mr. Rendino told shareholders “[the]bear market for our asset class has lasted far longer and driven valuations down far further than I ever would have thought possible.”7

1 TURN 11/15/24 Q3 2024 Shareholder Update Call Deck inception-to-date
2 Ibid
3 TURN Press Release 12/2/2024
4 Calculated 11/29/2024
5 October 17, 2023 Marlton phone call and email with Kevin Rendino & Daniel Wolfe.
6 https://www.sec.gov/Archives/edgar/data/1713718/000171371818000002/xslF345X03/wf-form4_153384876890240.xml
7 TURN Q3 2024 Earnings Call

Mr. Rendino’s “bear market” is simply irreconcilable with reality. He flatly ignores that shareholders would have fared far better investing directly in the so-called bear market than in TURN equity over any 1-, 3-, 5-year period, or since inception.
Total Return to 2024 3Q-end

	1-year[8]	3-year	5-year	Since Inception

TURN	-20.4%	-53.5%	-47.4%	-18.5%

Russell Microcap	+24.7%	-10.9%	+49.8%	+59.2%

Russell Microcap Value	+22.8%	+0.1%	+58.1%	+70.5%

Russell Microcap Growth	+23.6%	-27.2%	+31.5%	+37.4%

Russell 2000	+26.7%	+5.5%	+56.4%	+82.1%

A dollar invested in TURN under Mr. Rendino’s tenure between 4Q 2016 and the end of 3Q 2024 would be worth only $0.82 versus $1.82 and $1.37 for the best and worst performing benchmark indices respectively.9 That is sobering.

Shareholders deserve, at a minimum, intellectual honesty and accountability. Mr. Rendino and his deferential board have proven incapable of both, with fabulous tales of a fictional bear market.

Marlton has recommended, and continues to recommend, that the Board enact a formal proposal to provide shareholders an exit at NAV immediately. This could be accomplished easily, through multiple means, including but not limited to, distributing the portfolio’s publicly traded securities as a dividend in-kind to shareholders.

The Board and Mr. Rendino have refused to return capital to TURN shareholders, despite having repeatedly returned capital at NAV to investors in separately managed accounts throughout 2024, and as recently as November 27, 2024.10 These investors most recently received a tax efficient exit at NAV through a distribution in-kind of Potbelly Corporation stock. Meanwhile, shareholders of TURN stock, such as you, have been trapped in this serially underperforming vehicle at a substantial discount and paying annual fees approaching 10% of NAV.

Despite this glaring disparity, Mr. Rendino continues to make superficial statements regarding the need to eliminate the NAV discount and increasing the stock price, but has not committed to a binding plan to do either, and has not shown the discipline to accomplish either absent an obligatory plan.

Meanwhile, TURN’s current independent directors are not sufficiently holding management accountable. It is unclear to us if they exert any discernible influence over Mr. Rendino, and they do not seem to be interested in publicly communicating with shareholders. This lack of engagement and accountability is symptomatic of broader governance failures at TURN. The current independent directors’ refusal to directly address shareholder concerns or hold Mr. Rendino accountable only highlights the urgent need for change.

Therefore, we delivered notice to the Company nominating three highly-qualified director candidates for election at the upcoming Annual General Meeting of Shareholders.

At the meeting, we will be seeking to remove several long-serving directors with a history of presiding over TURN’s value-destructive decisions and replace them with new highly-qualified directors who we believe, you will see, have a commitment to shareholder-focused governance, including return of capital to shareholders at or near NAV where appropriate to create shareholder value and optimize for expediency and tax efficiency.
We are confident you will agree, that our proposed director candidates possess the experience and skill sets necessary to drive return of capital results not excuses.
Our goal is simple yet critical: to restore TURN’s credibility, narrow the NAV discount, and ensure that shareholder capital is respected and returned.
The next step will be for you, TURN’s owners, to have a direct say in your Company's future.

Sincerely,

/s/ James C. Elbaor

James C. Elbaor
Managing Member of the General Partner,
Marlton Partners, L.P.

Contact:
James C. Elbaor (214-405-4141)
James@marltonllc.com

Investors Contact:
InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com
proxy@investor-com.com

8 1-Year Q3 2023 – Q3 2024, 3-Year Q3 2021 – Q3-2024, 5-year Q3 2019 – Q3 2024, Inception Q4 2016 – Q3 2024.
9 Russell Microcap Growth and Russell 2000.
10  TURN November 27, 2024 13-D Amendment No. 5 Potbelly Corporation.

About Marlton Partners L.P.
Marlton Partners L.P. is a Chicago-based, privately held investment firm led by James C. Elbaor. The firm has a proven track record of success in investing in closed-end funds and acquires significant ownership positions in other assets where it believes long-term value can be enhanced through active ownership. Mr. Elbaor holds a B.A. from New York University and an M.B.A. from Columbia University. For more information about Marlton Partners L.P., please visit https://MarltonLLC.com.

Advisors
Kleinberg Kaplan Wolff & Cohen P.C. is serving as legal advisor and InvestorCom, LLC is serving as proxy solicitor.

DISCLAIMER
This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Marlton Partners L.P., a Delaware limited partnership (“Marlton Partners”), together with the other Participants named herein, intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of shareholders of 180 Degree Capital Corporation, a New York corporation (the “Company”).
THE PARTICIPANTS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.
The participants in the proxy solicitation are expected to be Marlton Partners, Marlton Partners GP, LLC, Marlton, LLC, James C. Elbaor, Aaron T. Morris, Gabriel D. Gliksberg, ATG Fund II, LLC, ATG Capital Management, LLC (collectively, the “Participants”).
As of the date hereof, Marlton Partners is the beneficial owner of 113,000 shares of common stock, par value $0.03, of the Company (the “Common Shares”). Marlton Partners GP, LLC, a Delaware limited liability company (“Marlton GP”) is the general partner of Marlton Partners and, by virtue of that relationship, may be deemed to beneficially own the 113,000 Common Shares beneficially owned by Marlton Partners. Marlton, LLC, a Delaware limited liability company (“Marlton”) is the investment manager of Marlton Partners and, by virtue of that relationship, may be deemed to beneficially own the 113,000 Common Shares beneficially owned by Marlton Partners. Mr. Elbaor is the President of Marlton and, by virtue of that relationship, may be deemed to beneficially own the 113,000 Common Shares beneficially owned directly by Marlton. ATG Fund II LLC, a Delaware limited liability company (“ATG Fund II”) is the beneficial owner of 272,481 Common Shares. ATG Capital Management, LLC, a Delaware limited liability company (“ATG Management”), is the managing member of ATG Fund II and, by virtue of that relationship, may be deemed to beneficially own the 272,481 Common Shares beneficially owned by ATG Fund II. Mr. Gliksberg is the managing member of ATG Management and, by virtue of that relationship, may be deemed to beneficially own the 272,481 Common Shares beneficially owned by ATG Management. As of the date hereof, Mr. Morris is the beneficial owner of 10,670 Common Shares. As of the date hereof, the Participants may be deemed to collectively beneficially own 396,151 Common Shares.